Exhibit 99.1

FOR IMMEDIATE RELEASE

FLOW INTERNATIONAL APPOINTS CHARLES BROWN

AS CHIEF EXECUTIVE OFFICER

KENT, Wash. — Flow International, Corp. (Nasdaq: FLOW), the leader in the development and manufacture of ultrahigh-pressure water jet technology, today announced that the Board of Directors has named Charles “Charley” Brown as the Company’s new Chief Executive Officer, effective upon the retirement of Stephen Light, whose plan to retire was announced in February, 2007. Mr. Light will remain as CEO through the announcement of fiscal 2007 earnings and the earnings call, which is expected to take place July 12, 2007, and through the filing of the 2007 10-K. Mr. Brown’s employment as CEO will begin immediately thereafter.

“I couldn’t be more pleased that Charley will serve as Flow’s next CEO. His demonstrated leadership and outstanding track record give us full confidence in his ability to drive growth within the Company. We look forward to working with Charley and are excited to welcome him to the Flow team,” said Kathryn Munro, Flow’s Chairman of the Board. “On behalf of the board, we would like to thank Stephen Light for his leadership in the successful turnaround of Flow. Under his guidance, Flow increased value for shareholders and helped position the Company for future growth. We wish him well in his future endeavors.”

During Charley Brown’s 23 year career he has held ever increasing positions of responsibility and leadership at Johnson & Johnson, Black & Decker Corporation, Masco Corporation and at Pentair, Inc. Most recently Charley was the President and Chief Operating Officer of the Pump, Pool and Spa Divisions at Pentair, Inc, a company with 2006 revenues of approximately $3.15 billion. In this position Mr. Brown had full P&L responsibility for two divisions with eight businesses and eleven factories representing $1.5 billion in annual sales. During his tenure, these divisions integrated the acquisition of a major competitor and many of the businesses achieved record sales and profits.

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.

Flow International Corporation

Contact:	Flow Investor Relations 253-813-3286

This press release contains forward-looking statements relating to future events that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2006 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

The Company is under no obligation, and does not intend, to update any of the forward looking statements in this press release.